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August 15, 2016
Molina Healthcare, Inc.
200 Oceangate, Suite 100
Long Beach, CA 90802

Re:	Molina Healthcare, Inc. Registration Statement on Form S-4
Ladies and Gentlemen:
Description of Representation
We have acted as special Florida counsel to Family Preservation Services of Florida, Inc., a Florida corporation (the “Florida Guarantor”), in connection with the registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed by Molina Healthcare, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), relating to the registration by the Company of $700,000,000 aggregate principal amount of 5.375% Senior Notes due 2022 (the “Exchange Notes”) and the guarantees thereof (the “Exchange Guarantees”) by certain of the Company’s subsidiaries, including the Florida Guarantor (each, a “Guarantor”; collectively, the “Guarantors”) to be offered in exchange for up to an equal principal amount of the Company’s outstanding 5.375% Senior Notes due 2022 and the guarantees thereof by the Guarantors. The Exchange Notes and the Exchange Guarantees will be issued in accordance with the terms of the Indenture, dated as of November 10, 2015 (the “Original Indenture”), by and among the Company, the Guarantors named therein and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of February 16, 2016 (the “Supplemental Indenture”, and, together with the Original Indenture, the “Indenture”), by and among the Company, the Guarantors named therein and the Trustee.
Materials Examined
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion. With your consent, we have relied upon certificates and other assurances of officers of the Company, the Florida Guarantor and others, including, without limitation, a Certificate of Good Standing for the Florida Guarantor issued by the Florida Department of State, Division of Corporations on August 12, 2016 (the “Certificate”), as to factual matters without having independently verified such factual matters.
Opinions
Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:
1.The Florida Guarantor is a corporation, validly existing and in good standing under the laws of the State of Florida;

ARIZONA        FLORIDA     KENTUCKY         MICHIGAN
NEVADA        OHIO        TENNESSEE        TORONTO     WASHINGTON DC

DICKINSON WRIGHT PLLC
Molina Healthcare, Inc.
July 28, 2016

2.The Florida Guarantor has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture and the Exchange Guarantee to which it is a party; and
3.The Florida Guarantor has taken all necessary corporate action to authorize the execution and delivery of and performance of its obligations under the Indenture and the Exchange Guarantee to which it is a party.
Certain Assumptions, Limitations and Qualifications
The opinions herein are subject to the following assumptions, limitations and qualifications:
1.    We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies.
2.    We express no opinion as to the laws of any jurisdiction other than the internal laws of the State of Florida, as such are in effect on the date hereof.
3.    We express no opinion as to: (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances and preferences; (ii) rights to indemnification and contribution which may be limited by applicable law or equitable principles; or (iii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the effect of judicial discretion and the possible unavailability of specific performance, injunctive relief or other equitable relief, and limitations on rights of acceleration, whether considered in a proceeding in equity or at law.
4.    With your consent, we have assumed that the Indenture, the Exchange Notes and the Exchange Guarantees (collectively, the “Operative Documents”) have been duly authorized, executed and delivered, as applicable, by each of the parties thereto (other than the Florida Guarantor) under the laws of their respective jurisdictions of organization.
5.    In rendering the opinions set forth in paragraph 1 above, we have relied solely upon the Certificate.
6.    The Florida Guarantor is a general business entity of a type that is not regulated by governmental authority or court order so that its ability to execute and deliver the applicable Operative Documents is restricted thereby.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of this Firm’s name in the prospectus included in the Registration Statement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are included

ARIZONA        FLORIDA     KENTUCKY         MICHIGAN
NEVADA        OHIO        TENNESSEE        TORONTO     WASHINGTON DC

DICKINSON WRIGHT PLLC
Molina Healthcare, Inc.
July 28, 2016

in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

/s/ Dickinson Wright PLLC

FCF:DIT

ARIZONA        FLORIDA     KENTUCKY         MICHIGAN
NEVADA        OHIO        TENNESSEE        TORONTO     WASHINGTON DC